Exhibit 10.1
Execution Version
Published CUSIP Number 04232DAA1
$50,000,000 REVOLVING CREDIT FACILITY
$100,000,000 TERM LOAN
CREDIT AGREEMENT
by and among
ARMSTRONG COAL COMPANY, INC.,
ARMSTRONG LAND COMPANY, LLC,
WESTERN MINERAL DEVELOPMENT, LLC
WESTERN DIAMOND LLC
WESTERN LAND COMPANY, LLC
ELK CREEK L.P., as Borrowers
and
THE LENDERS PARTY HERETO
and
THE HUNTINGTON NATIONAL BANK, as Syndication Agent
and
UNION BANK, N.A., as Documentation Agent
and
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
Dated as of February 9, 2011

TABLE OF CONTENTS

Page
1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions	1
1.2 Construction	23
1.3 Accounting Principles	23

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	24
2.1 Revolving Credit Commitments	24
2.1.1 Revolving Credit Loans	24
2.1.2 Swing Loan Commitment	24
2.2 Nature of Revolver Lenders’ Obligations with Respect to Revolving Credit Loans	24
2.3 Commitment Fees	24
2.4 [Intentionally Omitted]	25
2.5 Revolving Credit Loan Requests; Swing Loan Requests	25
2.5.1 Revolving Credit Loan Requests	25
2.5.2 Swing Loan Requests	25
2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	26
2.6.1 Making Revolving Credit Loans	26
2.6.2 Presumptions by the Administrative Agent	26
2.6.3 Making Swing Loans	27
2.6.4 Repayment of Revolving Credit Loans	27
2.6.5 Borrowings to Repay Swing Loans	27
2.6.6 Swing Loans Under Cash Management Agreements	27
2.7 Notes	28
2.8 Use of Proceeds	28
2.9 Letter of Credit Subfacility	28
2.9.1 Issuance of Letters of Credit	28
2.9.2 Letter of Credit Fees	29
2.9.3 Disbursements, Reimbursement	29
2.9.4 Repayment of Participation Advances	30
2.9.5 Documentation	31
2.9.6 Determinations to Honor Drawing Requests	31
2.9.7 Nature of Participation and Reimbursement Obligations	31
2.9.8 Indemnity	33
2.9.9 Liability for Acts and Omissions	33
2.9.10 Issuing Lender Reporting Requirements	35

3. TERM LOANS	35
3.1 Term Loan Commitments	35
3.2 Nature of Term Lenders’ Obligations with Respect to Term Loans; Repayment Terms	35
3.3 Notes	35

i

v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 1.1(R)	-	REAL PROPERTY
SCHEDULE 1.1(V)	-	VENDOR LIENS
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.12	-	INSURANCE
SCHEDULE 6.1.13	-	ERISA DISCLOSURES
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.1	-	EXISTING INDEBTEDNESS
SCHEDULE 7.1.1	-	OPINION OF COUNSEL
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.4	-	PERMITTED LOANS AND INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(C)	-	COLLATERAL ASSIGNMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)(a)	-	GUARANTY AGREEMENT (REVOLVER)
EXHIBIT 1.1(G)(2)(b)	-	GUARANTY AGREEMENT (TERM)
EXHIBIT 1.1(I)(1)(a)	-	INDEMNITY (REVOLVER)
EXHIBIT 1.1(I)(1)(b)	-	INDEMNITY (TERM)
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(M)(1)	-	MORTGAGE (REVOLVER)
EXHIBIT 1.1(M)(2)	-	MORTGAGE (TERM)
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(N)(3)	-	TERM NOTE
EXHIBIT 1.1(P)(1)(a)	-	PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT (REVOLVER)
EXHIBIT 1.1(P)(1)(b)	-	PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT (TERM)
EXHIBIT 1.1(P)(2)(a)	-	PLEDGE AGREEMENT (REVOLVER)
EXHIBIT 1.1(P)(2)(b)	-	PLEDGE AGREEMENT (TERM)
EXHIBIT 1.1(S)(1)	-	SECURITY AGREEMENT (REVOLVER)
EXHIBIT 1.1(S)(2)	-	SECURITY AGREEMENT (TERM)

EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of February 9, 2011 and is made by and among ARMSTRONG COAL COMPANY, INC., a Delaware corporation, ARMSTRONG LAND COMPANY, LLC, a Delaware limited liability company, WESTERN MINERAL DEVELOPMENT, LLC, a Delaware limited liability company, WESTERN DIAMOND LLC, a Nevada limited liability company, WESTERN LAND COMPANY, LLC, a Kentucky limited liability company, and ELK CREEK, L.P., a Delaware limited partnership (each a “Borrower” and collectively, the “Borrowers”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), THE HUNTINGTON NATIONAL BANK, in its capacity as syndication agent for the Lenders under this Agreement, UNION BANK, N.A., in its capacity as documentation agent for the Lenders under this Agreement, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
     The Borrowers have requested the Lenders to provide (i) a revolving credit facility to the Revolver Borrowers in an aggregate principal amount not to exceed $50,000,000 and (ii) a term loan facility to the Term Borrowers in the amount of $100,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1. CERTAIN DEFINITIONS
     1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
          Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.
          Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
          Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
          Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
          Ancillary Security Documents shall mean all documents, instruments, environmental reports, agreements, endorsements, policies and certificates requested by the Administrative Agent and customarily delivered by any property owner in connection with a mortgage financing. Without limiting the generality of the foregoing, examples of Ancillary Security Documents would include insurance policies (other than title insurance) or certificates regarding any collateral, lien searches, estoppel letters, flood insurance certifications, environmental audits which shall meet the Administrative Agent’s minimum requirements for phase I environmental assessments or phase II environmental assessments, as applicable, opinions of counsel and the like.
          Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
          Applicable Commitment Fee Rate shall mean 0.375% per annum.
          Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”
          Applicable Margin shall mean, as applicable:
          (A) the percentage spread to be added to the Base Rate applicable to Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Base Rate Spread”, or
          (B) the percentage spread to be added to the LIBOR Rate applicable to Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Rate Spread”.
          Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
          Authorized Officer shall mean, with respect to any Loan Party other than limited partnerships, the Chief Executive Officer, President, Chief Financial Officer, Manager or Controller of such Loan Party, or with respect to any Loan Party that is a limited partnership, the General Partner of such Loan Party (acting through its Authorized Officer if such General Partner is a Loan Party), or such other individuals, designated by written notice to the Administrative Agent from any Loan Party, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. Any Loan Party may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

          Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
          Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in either Section 4.1.1(i) [Revolving Credit Base Rate Option] or Section 4.1.2(i) [Term Loan Base Rate Option], as applicable.
          Black Lung Act shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.
          Borrower shall mean any of the Revolver Borrowers or Term Borrowers and “Borrowers” shall mean each of the Revolver Borrowers and Term Borrowers.
          Borrowing Agent shall mean Armstrong Coal Company, Inc.
          Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
          Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by any Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
          Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
          Casualty Event means an event that gives rise to the receipt by the Borrowers or any of the Loan Parties of any insurance proceeds or condemnation awards in respect of any personal or real property.
          Coal Act shall mean the Coal Industry Retiree Health Benefits Act of 1992, as amended.
          Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.
          Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be February 9, 2011.

          Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          Collateral shall mean collectively the Collateral (Revolver) and the Collateral (Term).
          Collateral (Revolver) shall mean the collateral that is owned or leased by any Revolver Borrower (including, but not limited to Armstrong Coal Company, Inc.), Armstrong Resources Holdings, LLC, Armstrong Energy, Inc., and their Subsidiaries (other than Excluded Subsidiaries or any Term Borrowers or such Term Borrower’s Subsidiaries) in which Liens are granted in favor of the Administrative Agent for the benefit of the Lenders pursuant to the (i) Security Agreement (Revolver) (ii) Pledge Agreement (Revolver), (iii) Collateral Assignment, (iv) Patent, Trademark and Copyright Security Agreement (Revolver), or (v) Mortgages (Revolver). The Revolver Lenders shall have a first lien on the Collateral (Revolver) and the Term Lenders shall have a second lien on the Collateral (Revolver).
          Collateral (Term) shall mean the collateral that is owned or leased by any Term Borrower (other than Armstrong Coal Company, Inc.), Elk Creek GP, LLC, Western Diamond LLC, Western Land Company, LLC and their Subsidiaries (other than Excluded Subsidiaries, any Revolver Borrowers, Armstrong Resources Holdings, LLC, Armstrong Energy, Inc., Armstrong Coal Company, Inc. and their Subsidiaries) in which Liens are granted in favor of the Administrative Agent for the benefit of the Lenders pursuant to (i) Security Agreement (Term) (ii) Pledge Agreement (Term), (iii) Collateral Assignment, (iv) Patent, Trademark and Copyright Security Agreement (Term), or (v) Mortgages (Term). The Term Lenders shall have a first lien on the Collateral (Term) and the Revolver Lenders shall have a second lien on the Collateral (Term).
          Collateral Assignment shall mean the Collateral Assignment in the form of Exhibit 1.1(C) delivered to the Administrative Agent for the benefit of the Revolver Lenders and Term Lenders.
          Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Term Loan Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Swing Loan Commitment of all of the Lenders.
          Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
          Commodity Hedge shall mean a price protection agreement related to crude oil, diesel fuel, heating oil, coal, SO2 allowances, natural gas, explosives or other commodities used in the ordinary course of business of the Loan Parties.
          Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

          Consolidated EBITDA for any period of determination shall mean (i) the sum of net income, depreciation, depletion, amortization, minority interest, other non-recurring, non-cash charges to net income, interest expense, non-cash loss on derivative items (SFAS No. 133 and its successors) and income tax expense minus (ii) non-cash gains on derivative items (SFAS No. 133 and its successors) and non-recurring, non-cash credits to net income, in each case of the Loan Parties and their Subsidiaries for such period determined and consolidated in accordance with GAAP plus (iii) transaction fees and expenses paid in connection with the closing of the transactions contemplated by this Agreement and Permitted Acquisitions, in an aggregate amount not to exceed $5,000,000; provided, however, that for the purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and provided, further, that for the purposes of this definition, with respect to a business or assets conveyed or disposed of by the Loan Parties pursuant to Section 8.2.7 [Dispositions of Assets or Subsidiaries] or pursuant to a Permitted Joint Venture, Consolidated EBITDA shall be calculated as if such disposition or conveyance had been consummated at the beginning of such period. For purposes of determining Consolidated EBITDA, items related to Permitted Joint Ventures shall be excluded, except that cash dividends paid by any Permitted Joint Venture to the Borrowers or a wholly-owned Subsidiary of the Borrowers shall be included in Consolidated EBITDA.
          Consolidated Funded Debt shall mean, as of any date of determination and without duplication, the sum of all Indebtedness representing borrowed money, including both the current and long-term portion thereof, capitalized lease obligations, and contingent and guaranty obligations with respect to the foregoing, in each case of the Loan Parties and their Subsidiaries for such period determined and consolidated in accordance with GAAP. Notwithstanding the foregoing, Consolidated Funded Debt shall not include any liabilities to reimburse the issuer of letters of credit or other surety instruments, which letters of credit or other sureties are not drawn.
          Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
          Defaulting Lender shall mean any Lender that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (d) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.
          Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
          Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
          ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with any Borrower and treated as a single employer under Section 414 of the Code.
          ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

          ERISA Group shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 (b) or (c) of the Code.
          Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
          Excess Cash Flow shall be computed as of the close of the fiscal year ending December 31, 2011, by taking the difference between (i) Consolidated EBITDA, less (ii) the sum of capital expenditures of the Loan Parties and their Subsidiaries for such fiscal year, less (iii) the sum of Fixed Charges for such fiscal year, (iv) less the sum of transaction fees and expenses paid in connection with the closing of the transactions contemplated by this Agreement and Permitted Acquisitions, in an aggregate amount not to exceed $5,000,000. All determinations of Excess Cash Flow shall be based on the immediately preceding fiscal year and shall be made following the delivery by the Loan Parties to the Administrative Agent of the Loan Parties’ audited financial statements for such preceding fiscal year.
          Excluded Subsidiary shall mean each of Armstrong Logistics Services, LLC, Armstrong Fabricators, Inc., Armstrong Technology Services, LLC, Armstrong Resources, LLC, Armstrong Coal Reserves, Inc., Armstrong Mining, Inc., and Ceralvo Resources, LLC.
          Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 5.9.1 [Payments Free of Taxes].
          Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          Expiration Date shall mean, with respect to the Revolving Credit Commitments, February 9, 2016.
          Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%)

announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
          Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest hereunder will change automatically without notice to the Borrower, effective on the date of any such change.
          Fixed Charge Coverage Ratio shall mean the ratio of (a) Consolidated EBITDA less the sum of capital expenditures of the Loan Parties and their Subsidiaries to (b) Fixed Charges.
          Fixed Charges shall mean for any period of determination the sum of cash interest expense, cash income taxes, dividends and distributions (including Permitted Tax Distributions), scheduled principal installments on Indebtedness (as adjusted for prepayments), and payments under capitalized leases, in each case of the Borrowers and their Subsidiaries for such period determined and consolidated in accordance with GAAP.
          Flood Laws shall mean all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Laws related thereto.
          Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

          Guarantors shall mean the Revolver Guarantors and Term Guarantors.
          Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
          Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
          Guaranty Agreements shall mean the Continuing Agreement of Guaranty and Suretyship (Revolver) in substantially the form of Exhibit 1.1(G)(2)(a) (the “Guaranty Agreement (Revolver)”) executed and delivered by each of the Revolving Guarantors to the Administrative Agent for the benefit of the Revolver Lenders and the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2)(b) (the “Guaranty Agreement (Term)”) executed and delivered by each of the Term Guarantors to the Administrative Agent for the benefit of the Term Lenders. The Revolver Guarantors, Term Borrowers (other than Armstrong Coal Company, Inc.) and Term Guarantors shall guaranty the Obligations of the Revolver Borrowers. The Term Guarantors, Revolver Borrowers (other than Armstrong Coal Company, Inc.) and Revolver Guarantors shall guaranty the Obligations of the Term Borrowers.
          Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device calculated on a net basis, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than forty-five (45) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.
          Indemnified Taxes shall mean Taxes other than Excluded Taxes.
          Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrowers].
          Indemnity shall mean the Indemnity Agreements in the form of Exhibit 1.1(I)(1)(a) and Exhibit 1.1(I)(1)(b) relating to possible environmental liabilities associated with any of the owned or leased real property of the Loan Parties or their Subsidiaries.

          Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.
          Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
          Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).
          Interest Period shall mean the period of time selected by the Borrowing Agent in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans or Term Loans, as applicable, bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three, six or[, so long as available from each of the Lenders, nine] Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if any Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrowing Agent is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowing Agent shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
          Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
          Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.
          IRS shall mean the Internal Revenue Service.

          Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that the Revolver Borrowers, Administrative Agent and such other Lender may agree may from time to time to issue Letters of Credit hereunder.
          Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which a Loan Party owns an equity interest and a Person other than the Loan Parties and their Subsidiaries also holds, directly or indirectly, an equity interest in such entity, provided that an entity shall not be considered a Joint Venture if the equity interest owned by the Person other than a Loan Party and their Subsidiaries is less than 2%.
          Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.
          Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swaps and Derivatives Association agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.
          Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
          Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
          Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
          Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
          Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
          Leverage Ratio shall mean, as of the end of any date of determination, the ratio of (A) Consolidated Funded Debt on such date to (B) Consolidated EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.
          LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate	=	London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1 1.00 - LIBOR Reserve Percentage
          The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, the LIBOR Rate shall at no time be lower than 1.00%.
          LIBOR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option] or Section 4.1.2(ii) [Term Loan LIBOR Rate Option], as applicable.
          LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
          Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
          Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Collateral Assignments, the Guaranty Agreements, the Indemnity, the Intercompany Subordination Agreement, the Mortgages, the Notes, the Patent, Trademark and Copyright Security Agreements, the Pledge Agreements, the Security Agreements and any other instruments, certificates or documents delivered in connection herewith or therewith.
          Loan Parties shall mean the Borrowers and the Guarantors. No Excluded Subsidiary shall be a Loan Party.
          Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
          Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Swing Loans and the Term Loans or any Revolving Credit Loan, Swing Loan or the Term Loan.
          Maturity Date shall mean, with respect to the Term Loans, February 9, 2016.
          Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
          Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
          Mortgages shall mean: (i) the Mortgages (Revolver) in substantially the form of Exhibit 1.1(M) (1) (the “Mortgages (Revolver)”) executed and delivered by each Loan Party that owns or leases Real Property (other than the leased mine office located in Madisonville, Kentucky and the leased corporate headquarters located in St. Louis, Missouri) to the Administrative Agent for the benefit of the Revolver Lenders with respect to the Real Property and (ii) the Mortgages (Term) in substantially the form of Exhibit 1.1(M) (2) (the “Mortgages (Term)”) executed and delivered by each Loan Party that owns or leases Real Property (other than the leased mine office located in Madisonville, Kentucky and the leased corporate headquarters located in St. Louis, Missouri) to the Administrative Agent for the benefit of the

Revolver Lenders with respect to the Term Lenders. The Loan Parties that own such Real Property shall grant a first lien on such Real Property that consists of Collateral (Revolver) to the Revolver Lenders and a second lien on such Real Property that consists of Collateral (Revolver) to the Term Lenders. The Loan Parties that own such Real Property shall grant a first lien on such Real Property that consists of Collateral (Term) to the Term Lenders and a second lien on such Real Property that consists of Collateral (Term) to the Revolver Lenders.
          Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
          Net Cash Proceeds shall mean, in connection with the disposition of any assets, a Casualty Event or the issuance of any Indebtedness or equity, the after-tax proceeds of such event (as estimated in good faith by the Borrowers) received by the applicable Loan Party, net of transactions costs including legal fees, accounting and appraisal fees, investment banking fees, underwriting discounts and commissions and other customary fees and expenses in connection therewith actually incurred and satisfactorily documented.
          Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].
          Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and in the form of Exhibit 1.1(N)(3) evidencing the Term Loans.
          Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge and (iii) any Other Lender Provided Financial Services Product.
          Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          Other Lender Provided Financial Services Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

          Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          Participant shall have the meaning specified in Section 11.8.4 [Participations].
          Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Patent, Trademark and Copyright Security Agreements shall mean: (i) the Patent, Trademark and Copyright Security Agreement (Revolver) in substantially the form of Exhibit 1.1(P)(1)(a) (the “Patent, Trademark and Copyright Security Agreement (Revolver)”) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Revolver Lenders and (ii) the Patent, Trademark and Copyright Security Agreement (Term) in substantially the form of Exhibit 1.1(P)(1)(b) (the “Patent, Trademark and Copyright Security Agreement (Term)”) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Term Lenders. The Loan Parties shall grant a first lien on such collateral that consists of Collateral (Revolver) to the Revolver Lenders and a second lien on such collateral that consists of Collateral (Revolver) to the Term Lenders. The Loan Parties shall grant a first lien on such collateral that consists of Collateral (Term) to the Term Lenders and a second lien on such collateral that consists of Collateral (Term) to the Revolver Lenders.
          Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date and Maturity Date, or upon acceleration of the Notes.
          Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.
          PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
          Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
          Permitted Acquisitions shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].
          Permitted Investments shall mean:
          (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

          (ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
          (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition; and
          (iv) money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above.
          Permitted Joint Venture shall mean a Joint Venture between one or more of the Loan Parties pursuant to which the applicable Loan Parties will contribute assets in exchange for ownership interests in a joint venture entity so long as the aggregate amount invested in such Joint Ventures does not cause the Loan Parties to violate Section 8.2.4 (vii) or 8.2.4 (viii) of this Agreement.
          Permitted Liens shall mean:
          (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
          (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
          (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
          (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
          (v) Encumbrances consisting of (1) zoning restrictions, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use, or (2) easements covenants or restrictions on the use of real property, none of which materially impairs the use or value of such property, and (3) out-conveyances or other non-monetary matters affecting real property (a) arising prior to the Closing Date or (b) entered into in the ordinary course of business;
          (vi) Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges and Other Lender Provided Financial Services Obligations);

          (vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capitalized leases not prohibited by Section 8.2.17 [Capital Expenditures and Leases] and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;
          (viii) Any Lien, easement, restriction or other matter existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount of any Lien secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
          (ix) Purchase Money Security Interests and capitalized leases; provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests and capitalized leases shall not exceed $35,000,000 in the aggregate at any one time outstanding (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));
          (x) Royalty Agreements that encumber real property and that are in existence as of the Closing Date;
          (xi) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
          (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
          (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
          (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
          (4) Liens resulting from final judgments or orders described in Section 9.1.6 [Final Judgments or Orders]; and
          (xii) Vendor Liens.
          Permitted Tax Distribution shall mean dividends or other distributions paid by the Loan Parties at the highest applicable individual or corporate, as the case may be, tax rate to each of its shareholders at the time and in the amounts necessary to enable all shareholders, members, partners, or equity holders to pay their anticipated income tax liabilities arising from their ownership interest in the Loan Parties, respectively.

          Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
          Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
          Pledge Agreements shall mean: (i) the Pledge Agreement (Revolver) in substantially the form of Exhibit 1.1(P)(2)(a) (the “Pledge Agreement (Revolver)”) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Revolver Lenders and (ii) the Pledge Agreement (Term) in substantially the form of Exhibit 1.1(P)(2)(b) (the “Pledge Agreement (Term)”) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Term Lenders. Each Pledge Agreement shall pledge all of the equity interests in such Loan Parties and their Subsidiaries, except for the equity interests (1) in Armstrong Resources, LLC, Armstrong Coal Reserves, Inc., Armstrong Mining, Inc., and Ceralvo Resources, LLC; (2) those equity interests owned as of the Closing Date by individuals and comprising less than two percent (2.0%) of the equity interests in Armstrong Resource Holdings, LLC, and Armstrong Energy, Inc. and (3) those equity interests in Armstrong Land Company, LLC. and Elk Creek, L.P. The Loan Parties shall grant a first lien on such collateral that consists of Collateral (Revolver) to the Revolver Lenders and a second lien on such collateral that consists of Collateral (Revolver) to the Term Lenders. The Loan Parties shall grant a first lien on such collateral that consists of Collateral (Term) to the Term Lenders and a second lien on such collateral that consists of Collateral (Term) to the Revolver Lenders
          PNC shall mean PNC Bank, National Association, its successors and assigns.
          Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
          Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
          Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
          Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to statutory Liens for taxes not yet due and payable, Purchase Money Security Interests or Liens set forth on Schedule 1.1(P) of this Agreement.

          Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
          Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
          Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments. Each Lender shall be required to maintain its percentage of Revolving Credit Commitment (as it bears to all Revolving Credit Commitments equal to its percentage Term Loan Commitment (as it bears to all Term Loan Commitments).
          Real Property shall mean the real property, both owned and leased, and the surface, coal, and mineral rights, interests and coal leases of each Loan Party associated with the properties described on Schedule 1.1(R), which shall be encumbered by a Mortgage, as described on Schedule 1.1(R).
          Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
          Required Lenders shall mean
          (A) If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
          (B) If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), and (b) the aggregate outstanding amount of any Term Loans.
          Required Mining Permits shall mean all permits, licenses, authorizations, plans, approvals and bonds necessary under the Environmental Laws for the Loan Parties to continue to conduct coal mining and related operations on, in or under such parties real property, and any and all other mining properties owned or leased by any Borrower or any such Loan Party (collectively “Mining Property”) substantially in the manner as such operations had been authorized immediately prior to such Loan Party’s acquisition of its interests in such real property and as may be necessary for such Loan Party to conduct, in all material respects, coal mining and related operations on, in or under the Mining Property as described in any plan of operation.
          Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
          Revolver Borrowers shall mean Armstrong Coal Company, Inc., a Delaware corporation and Armstrong Land Company, LLC, a Delaware limited liability company.
          Revolver Guarantor shall mean each of the parties to this Agreement which is designated as a “Revolver Guarantor” on the signature page hereof and each other Person which joins the Agreement as a Revolver Guarantor after the date hereof.
          Revolver Lender shall mean each Lender that extends Revolving Credit Loans under this Agreement.
          Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
          Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Revolver Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.9.3 [Disbursements, Reimbursement].
          Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
          Royalty Agreements shall mean all written agreements, however denominated, pursuant to which any Loan Party is obligated to pay royalties or fees for coal mined or transported from, over or through specified tracts of real property, whether in the nature of percentage royalties, tonnage royalties or similar per-ton fees or obligations, owed to any Person, whether such agreements are part of a coal lease, coal deed, easement, overriding royalty agreement, haulage agreement or similar instrument, together with any obligation for lump-sum advance royalties arising under the foregoing.

          Security Agreements shall mean (i) the Security Agreement (Revolver) in substantially the form of Exhibit 1.1(S)(1) (the “Security Agreement (Revolver)”) executed and delivered by each of the Loan Parties to the Administrative Agent the benefit of the Revolver Lenders and (ii) the Security Agreement (Term) in substantially the form of Exhibit 1.1(S)(2) (the “Security Agreement (Term)”) executed and delivered by each of the Loan Parties to the Administrative Agent the benefit of the Term Lenders. The Loan Parties shall grant a first lien on such collateral that consists of Collateral (Revolver) to the Revolver Lenders and a second lien on such collateral that consists of Collateral (Revolver) to the Term Lenders. The Loan Parties shall grant a first lien on such collateral that consists of Collateral (Term) to the Term Lenders and a second lien on such collateral that consists of Collateral (Term) to the Revolver Lenders.
          Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
          Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
          Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

          Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
          Survant Joint Venture shall mean that certain joint venture between Armstrong Coal Company, Inc. and Cyprus Creek Land Resources, LLC or its Affiliates, whereby such entities shall agree to create Survant Mining Company, LLC and contribute certain assets and investments thereto.
          Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Revolver Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $5,000,000.
          Swing Loan Note shall mean the Swing Loan Note of the Revolver Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
          Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
          Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Revolver Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
          Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
          Term Borrowers shall mean Armstrong Coal Company, Inc., a Delaware corporation, Western Mineral Development, LLC, a Delaware limited liability company, Western Diamond LLC, a Nevada limited liability company, Western Land Company, LLC, a Kentucky limited liability company, and Elk Creek, L.P., a Delaware limited partnership.
          Term Guarantors shall mean each of the parties to this Agreement which are designated as “Term Guarantors” on the Signature Page hereof and each other Person which joins this Agreement as a Term Guarantor after the date hereof.
          Term Lender shall mean each Lender that extends Term Loans under this Agreement.
          Term Loan shall have the meaning specified in Section 3.1 [Term Loan Commitments]; Term Loans shall mean collectively all of the Term Loans.
          Term Loan Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Lenders.

          USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          Vendor Liens shall mean those certain existing Liens identified on Schedule 1.1(V) hereto which encumber certain real property interests acquired by the Loan Parties prior to the Closing Date for the purpose of securing a portion of the purchase price for such property.
          Yorktown Parties shall mean Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P. and their Affiliates.
     1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
     1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all financial data (including financial ratios and other financial calculations), definitions, representations, covenants and accounting terms used herein shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would affect the definitions, representations and covenants contained herein or computation of any of the provisions or financial covenants or calculations contained herein, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such provisions or financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the

Borrowers’ financial statements at that time,provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.
          2. REVOLVING CREDIT AND SWING LOAN FACILITIES
     2.1 Revolving Credit Commitments.
                    2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolver Lender severally agrees to make Revolving Credit Loans to the Revolver Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Revolver Lender shall not exceed such Revolver Lender’s Revolving Credit Commitment minus such Revolver Lender’s Ratable Share of the Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Revolver Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.
                    2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time upon notice to the Borrowing Agent for any reason whatsoever, make swing loans (the “Swing Loans”) to the Revolver Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $5,000,000, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Revolver Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.
     2.2 Nature of Revolver Lenders’ Obligations with Respect to Revolving Credit Loans. Each Revolver Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Revolver Lender’s Revolving Credit Loans outstanding hereunder to the Revolver Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Revolver Lender hereunder are several. The failure of any Revolver Lender to perform its obligations hereunder shall not affect the Obligations of the Revolver Borrowers to any other party nor shall any other party be liable for the failure of such Revolver Lender to perform its obligations hereunder. The Revolver Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
     2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Revolver Borrowers agree to pay to the Administrative Agent for the account of each Revolver Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Revolver Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Revolver Borrowers so long as such Revolver Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Revolver Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Revolver Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.
     2.4 [Intentionally Omitted].
     2.5 Revolving Credit Loan Requests; Swing Loan Requests.
                    2.5.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowing Agent may from time to time prior to the Expiration Date request the Revolver Lenders to make Revolving Credit Loans for the account of the Revolving Borrowers, or, for the account of the Revolver Borrowers or Term Borrowers, as applicable, renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans, as applicable, pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be (x) in integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) not less than the lesser of $100,000 or the maximum amount available for each Borrowing Tranche under the Base Rate Option.
                    2.5.2 Swing Loan Requests. Except as otherwise provided herein, the Borrowing Agent may, for the account of the Revolver Borrowers, from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000 or the maximum amount available.
     2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
                    2.6.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Revolver Lenders of its receipt of such Loan Request specifying the information provided by the Revolver Borrowers and the apportionment among the Revolver Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Revolver Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Revolver Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Revolver Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Revolver Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Revolver Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Revolver Lender on such Borrowing Date, and such Revolver Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
                    2.6.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Revolver Lender prior to the proposed date of any Loan that such Revolver Lender will not make available to the Administrative Agent such Revolver Lender’s share of such Loan, the Administrative Agent may assume that such Revolver Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Revolver Borrowers a corresponding amount. In such event, if a Revolver Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Revolver Lender and the Revolver Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Revolver Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Revolver Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Revolver Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Revolver Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Revolver Lender’s Loan. Any payment by the Revolver Borrowers shall be without prejudice to any claim the Revolver Borrowers may have against a Revolver Lender that shall have failed to make such payment to the Administrative Agent.

                    2.6.3 Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, [Swing Loan Requests] fund such Swing Loan to the Revolver Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.
                    2.6.4 Repayment of Revolving Credit Loans. The Revolver Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
                    2.6.5 Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Revolver Lender shall make a Revolving Credit Loan in an amount equal to such Revolver Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Revolver Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Revolver Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Revolver Lenders, and the Revolver Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Revolver Lenders receive such notice from PNC.
                    2.6.6 Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.5.2 [Swing Loan Requests], PNC as a Swing Loan Lender may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Borrowers and Swing Loan Lender relating to the Borrowers’ deposit, sweep and other accounts at PNC Bank and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2. The Borrowers acknowledge and agree that each Borrower materially benefits from the arrangements made pursuant to Section 2.6 and the Cash Management Agreements, and each Borrower shall be jointly and severally liable for all Obligations, including without limitation, those arising from the operation of this Section.
     2.7 Notes. The Obligation of the Revolver Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Revolver Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a Swing Note, dated the Closing Date payable to the order of such Revolver Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Revolver Lender. The Revolver Borrowers and the Term Borrowers shall be jointly and severally obligated to pay such Obligations.
     2.8 Use of Proceeds. The proceeds of the Loans shall be used to refinance a portion of existing Indebtedness (including payment in full of all outstanding amounts in connection with (i) certain notes in favor of Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company, affiliates of Patriot Coal Corporation and (ii) Indebtedness owed to Cyprus Creek Land Resources, LLC) and for general corporate purposes.
     2.9 Letter of Credit Subfacility.
                    2.9.1 Issuance of Letters of Credit. Any Revolver Borrower may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 11:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Revolver Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Revolver Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $10,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by any Revolver Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Revolver Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver such Revolver Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     Notwithstanding any other provision hereof, no Issuing Lender shall be required to issue any Letter of Credit, if any Revolver Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into satisfactory arrangements with the Revolver Borrowers or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender (it being understood that the Issuing Lender would consider the Revolver Borrowers or the Defaulting Lender providing cash collateral to the Administrative Agent, for the benefit of the Issuing Lender, to secure the Defaulting Lender’s Ratable Share of the Letter of Credit, a satisfactory arrangement).
                    2.9.2 Letter of Credit Fees. The Revolver Borrowers shall pay (i) to the Administrative Agent for the ratable account of the Revolver Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.25% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Revolver Borrowers shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
                    2.9.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Revolver Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Revolver Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
               2.9.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Revolver Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Revolver Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Revolver Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Revolver Lender thereof, and the Revolver Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Revolver Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               2.9.3.2 Each Revolver Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Revolver Lenders shall (subject to Section 2.9.3 [Disbursements, Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Revolver Borrowers in that amount. If any Revolver Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Revolver Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Revolver Lender’s obligation to make such payment, from the Drawing Date to the date on which such Revolver Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Revolver Lender to effect such payment on such date shall not relieve such Revolver Lender from its obligation under this Section 2.9.3.2.
               2.9.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Revolver Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of any Revolver Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Revolver Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Revolver Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Revolver Lender in satisfaction of its participation obligation under this Section 2.9.3.
                    2.9.4 Repayment of Participation Advances.
               2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Revolver Borrowers

(i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Revolver Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Revolver Lender, in the same funds as those received by the Administrative Agent, the amount of such Revolver Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Revolver Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
               2.9.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolver Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolver Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
                    2.9.5 Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
                    2.9.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
                    2.9.7 Nature of Participation and Reimbursement Obligations. Each Revolver Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Revolver Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
          (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Revolver Borrowers or

any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
          (ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
          (iii) any lack of validity or enforceability of any Letter of Credit;
          (iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
          (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
          (vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
          (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
          (viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of

Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
          (ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
          (x) any breach of this Agreement or any other Loan Document by any party thereto;
          (xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
          (xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
          (xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
          (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
                    2.9.8 Indemnity. The Revolver Borrowers hereby agree to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes (other than Excluded Taxes), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.
                    2.9.9 Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
          Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to any Revolver Borrower or any Lender.

                    2.9.10 Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and the Revolver Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
3. TERM LOANS
     3.1 Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Term Lender severally agrees to make a term loan (the “Term Loan”) to the Term Borrowers on the Closing Date in such principal amount as the Term Borrowers shall request up to, but not exceeding such Term Lender’s Term Loan Commitment.
     3.2 Nature of Term Lenders’ Obligations with Respect to Term Loans; Repayment Terms. The obligations of each Term Lender to make Term Loans to the Term Borrowers shall be in the proportion that such Term Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Term Lenders to the Term Borrowers, but each Term Lender’s Term Loan to the Term Borrowers shall never exceed its Term Loan Commitment. The failure of any Term Lender to make a Term Loan shall not relieve any other Term Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Term Lender hereunder. The Term Lenders shall have no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Term Borrowers shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments]. Principal on the Term Loans shall be payable in quarterly principal amounts of $5,000,000 commencing on January 1, 2012 and on each Payment Date thereafter, with the entire remaining principal balance and any outstanding interest payable on the Maturity Date, unless otherwise accelerated pursuant to the terms of this Agreement.
     3.3 Notes. The Obligation of the Term Borrowers to repay the aggregate unpaid principal amount of the Term Loans made to it by each Term Lender, together with interest thereon, shall be evidenced by a term Note, dated the Closing Date payable to the order of such Term Lender in a face amount equal to the Term Loan Commitment of such Term Lender. The Revolver Borrowers and the Term Borrowers shall be jointly and severally obligated to pay such Obligations.
4. INTEREST RATES
     4.1 Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Revolving Credit Loans and four (4) Borrowing Tranches in the aggregate among all of the Term Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.
                    4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrowing Agent, for the account of the Revolver Borrowers, shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
          (i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
          (ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.
                    4.1.2 Term Loan Interest Rate Options. The Borrowing Agent, for the account of the Term Borrowers, shall have the right to select from the following Interest Rate Options applicable to the Term Loans:
          (i) Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
          (ii) Term Loan LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
                    4.1.3 Rate Quotations. The Borrowing Agent may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

     4.2 Interest Periods. At any time when the Borrowing Agent shall select, convert to or renew a LIBOR Rate Option, the Borrowing Agent shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
                    4.2.1 Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $500,000 and not less than $1,000,000; and
                    4.2.2 Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
     4.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
                    4.3.1 Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
                    4.3.2 Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and
                    4.3.3 Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.
     4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
                    4.4.1 Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
          (i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
          (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

                    4.4.2 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
          (i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
          (ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
          (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
                    4.4.3 Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

     4.5 Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.
5. PAYMENTS
     5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from any Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”
     5.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrowers hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Revolver Borrowers of principal, interest, fees or other amounts from the Revolver Borrowers with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].
     5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
          (ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Any Lender that fails at any time to comply with the provisions of this Section 5.3 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from any Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 5.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the non-defaulting Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 5.3.
     5.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowing Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     5.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
     5.6 Voluntary Prepayments.
                    5.6.1 Right to Prepay. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, they shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
     (w) the date, which shall be a Business Day, on which the proposed prepayment is to be made;
     (x) a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans and Swing Loans;
     (y) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and
     (z) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan or $500,000 for any Revolving Credit Loan or Term Loan.
              All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to the unpaid installments of principal of the Term Loans in the inverse order of scheduled maturities. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
                    5.6.2 Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

                    5.6.3 Reduction of Revolving Credit Commitments. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to Administrative Agent to permanently and ratably reduce, in whole multiples of $1,000,000 of principal, or terminate, the Revolving Credit Commitments without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by: (i) the payment in full of any Commitment Fee and any other fees then accrued on the amount of such reduction or termination, (ii) prepayment of the Revolving Credit Notes in accordance with Section 5.6.1 [Right to Prepay] (together with cash collateralization, if necessary, of the Letters of Credit), together with the full amount of interest accrued on the principal sum to be prepaid, to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitments as so reduced or terminated. From the effective date of any such reduction or termination, the obligations of Borrowers to pay the Commitment Fee shall correspondingly be reduced or cease, as the case may be.
     5.7 Mandatory Prepayments.
                    5.7.1 Sale of Assets. Within 180 days of any sale of assets authorized by Section 8.2.7(v) [Dispositions of Assets or Subsidiaries], the Revolver Borrowers and/or Term Borrowers, as applicable, shall make a mandatory prepayment of principal on the Revolving Credit Loans and/or Term Loans, as applicable, equal to the Net Cash Proceeds, together with accrued interest on such principal amount. All prepayments pursuant to this Section 5.7.1 made by Term Borrowers shall be applied to payment of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities, and then to Revolving Credit Loans. All prepayments pursuant to this Section 5.7.1 made by Revolver Borrowers shall be applied to payment of the principal amount of the Revolving Credit Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities, and then to the Term Loans.
                    5.7.2 Excess Cash Flow. Within five (5) Business Days of the latest date that the Borrowers’ annual financial statements for the 2011 fiscal year are due to be delivered pursuant to Section 8.3.2 [Annual Financial Statements] for such year, the Borrowers shall make a mandatory prepayment of principal on the Term Loans equal to 50% of Excess Cash Flow for the 2011 fiscal year. Such prepayment of Excess Cash Flow shall be accompanied by payment of accrued interest on such principal amount. Such prepayment of Excess Cash Flow shall be applied to payment in full of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities. Notwithstanding the foregoing, the Borrowers shall not be required to make any such mandatory prepayment in connection with this Section 5.7.2 if the Leverage Ratio for the 2011 fiscal year is less than 2.50 to 1.00.
                    5.7.3 Issuance of Indebtedness. Within five (5) Business Days of any issuance or incurrence of Indebtedness (other than Indebtedness permitted under subsections (i) through (vi) of Section 8.2.1 [Indebtedness], the Revolver Borrowers and/or Term Borrowers, as applicable, shall make a mandatory prepayment of principal on the Revolving Credit Loans and/or Term Loans, as applicable, equal to the Net Cash Proceeds, together with accrued interest on such principal amount. All prepayments pursuant to this Section 5.7.3 made by Term Borrowers shall be applied to payment of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities, and then to Revolving Credit Loans. All prepayments pursuant to this Section 5.7.3 made by Revolver Borrowers shall be applied to payment of the principal amount of the Revolving Credit Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities, and then to the Term Loans.
                    5.7.4 Issuance of Equity. Within five (5) Business Days of any issuance or sale of equity by any Borrower (other than issuances pursuant to subsection (a), (b) and (c) of Section 8.2.12 [Issuance of Stock] of this Agreement), the Borrowers shall make a mandatory prepayment of principal on the Term Loans equal to the Net Cash Proceeds, together with accrued interest on such principal amount. All prepayments pursuant to this Section 5.7.4 shall be applied to payment in full of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities.
                    5.7.5 Insurance Proceeds. In the event that the Net Cash Proceeds of any Casualty Event affecting any property of any Loan Party or any of its Subsidiaries (herein, the “Current Casualty Event”), and of all prior Casualty Events as to which a prepayment has not yet been made under this paragraph, shall exceed $500,000 then, on or before the date 180 days after the receipt by such Loan Party or Subsidiary of the proceeds of any insurance, condemnation award or other compensation in respect of the Current Casualty Event (or upon such earlier date as such Loan Party or such Subsidiary shall have determined not to repair or replace the property affected by the Current Casualty Event), the Borrowers shall either, (x) so long as no Event of Default has occurred and is continuing, reinvest such Net Cash Proceeds of such Casualty Event in operating assets for or on behalf of any Loan Party within 180 days after the receipt of such Net Cash Proceeds, or (y) prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds of the Current Casualty Event and prior Casualty Events as to which such prepayment has not yet been made under this paragraph, to the extent such Net Cash Proceeds of a prior Casualty Event have not been reinvested under this Section; provided, however, that no such repayment shall be required up to the amount the asset affected by such Current Casualty Event is subject to a Lien permitted by 8.2.2 [Liens; Lien Covenants] and such Net Cash Proceeds are used to discharge such lien. All prepayments pursuant to this Section 5.7.5 made by Term Borrowers as the result of the loss of any of such Term Borrower’s property shall be applied to payment of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities, and then to Revolving Credit Loans. All prepayments pursuant to this Section 5.7.5 made by Revolver Borrowers as the result of the loss of any of such Revolver Borrower’s property shall be applied to payment of the principal amount of the Revolving Credit Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities, and then to the Term Loans.
                    5.7.6 Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 5.10 [Indemnity], the Revolver Borrowers and/or Term Borrowers, as applicable, shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

     5.8 Increased Costs.
                    5.8.1 Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
          (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
          (iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Revolver Borrowers and/or Term Borrowers, as applicable, will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
                    5.8.2 Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Revolver Borrowers and/or Term Borrowers, as applicable, will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

                    5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowing Agent shall be conclusive absent manifest error. The Revolver Borrowers and/or Term Borrowers, as applicable, shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
                    5.8.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
     5.9 Taxes.
                    5.9.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.
                    5.9.2 Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 5.9.1 [Payments Free of Taxes] above, the Borrowers shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
                    5.9.3 Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
                    5.9.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to an Official Body, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
                    5.9.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowing Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrowing Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowing Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
          (ii) two (2) duly completed valid originals of IRS Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign

Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
          (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or
          (v) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.
     5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs]or Section 5.9 [Taxes], each Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
          (i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
          (ii) attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or
          (iii) default by the Borrowers in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.
          If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
     5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Revolver Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing

Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Revolver Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on Mandatory Prepayment Dates and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Revolver Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.
6. REPRESENTATIONS AND WARRANTIES
     6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
                    6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where the failure to do so would not constitute a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change; and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease to the extent reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and Royalty Agreements, except where the failure to do so would not constitute a Material Adverse Change. No Event of Default or Potential Default exists or is continuing.

                    6.1.2 Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Borrowers’ Subsidiaries, their jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in the Borrowers, the amount, percentage and type of such equity interest (the “Borrower Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (iii) (collectively the “Equity Interests”). The Borrowers and each Subsidiary of the Borrowers have good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
                    6.1.3 Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except (a) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium general principle, or similar laws now or hereafter in effect relating to creditors’ rights; and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.
                    6.1.4 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.
                    6.1.5 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate could reasonably be likely to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be likely to result in any Material Adverse Change.
                    6.1.6 Financial Statements.
          (i) Historical Statements. The Borrowers have delivered to the Administrative Agent copies of their audited consolidated year-end financial statements for and as of the end of the two fiscal years ended December 31, 2008, and December 31, 2009, respectively. In addition, the Borrowers have delivered to the Administrative Agent copies of their unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the calendar month ended November 30, 2010 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrowers’ management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrowers and their Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.
          (ii) Accuracy of Financial Statements. Neither the Borrowers nor any Subsidiary of the Borrowers had any material liabilities, contingent or otherwise, or forward or long-term commitments that were not disclosed in the Statements or in the notes thereto, and except as disclosed therein there were no unrealized or anticipated losses from any commitments of the Borrowers or any Subsidiary of the Borrowers which could reasonably be likely to cause a Material Adverse Change. Since December 31, 2009, no Material Adverse Change has occurred.
                    6.1.7 Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
                    6.1.8 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished by or behalf of any Loan Party to the Administrative Agent or any Lender in connection herewith or therewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby which could reasonably be likely to cause a Material Adverse Change.
                    6.1.9 Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (b) the failure to do so could not reasonably be expected to cause a Material Adverse Change.
                    6.1.10 Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.
                    6.1.11 Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Assignment, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreement and the Mortgage (collectively, the “Collateral Documents”) constitute and will continue, subject to periodic required filings, to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrowers.
                    6.1.12 Insurance. Schedule 6.1.12 lists all material insurance policies to which any Loan Party is a party, all of which are valid and in full force and effect. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries. Each Loan Party has taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure located upon any real property that will be subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.
                    6.1.13 ERISA Compliance. Except as set forth in Schedule 6.1.13:

               (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or such Plan is documented on a protype or volume submitter plan document which has been approved by the IRS, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of each Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
               (ii) No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
                    6.1.14 Environmental Matters. Except for matters that, considered individually or in the aggregate, are not reasonably likely to materially disrupt the projected mining operations of the Loan Parties or otherwise result in a Material Adverse Change, each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except as disclosed on Schedule 6.1.14; provided that such matters so disclosed in the aggregate could not reasonably expected to result in a Material Adverse Change.
                    6.1.15 Solvency. Before and after giving effect to the initial Loans hereunder, each of the Loan Parties is solvent.
                    6.1.16 Coal Act; Black Lung Act. To the extent applicable, each Borrower, each of the other Loan Parties and its “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and none of the Borrowers, the other Loan Parties or its related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change. Each Borrower and the other Loan Parties are in compliance in all material respects with the Black Lung Act, and neither the Borrowers nor the other Loan Parties has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change.

                    6.1.17 Bonding Capacity. After giving effect to the transactions contemplated by the Loan Documents, each Borrower and the other Loan Parties have a sufficient mine bonding capacity reasonably necessary to conduct their operations substantially as projected in accordance with the financial projections of the Borrowers and the other Loan Parties provided to the Administrative Agent.
                    6.1.18 Permit Blockage. Neither the Borrowers nor the other Loan Parties have been barred for a period in excess of fourteen (14) consecutive days from receiving surface mining or underground mining permits pursuant to the permit block provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., and the regulations promulgated thereto, or any corresponding state laws or regulations.
                    6.1.19 Armstrong Land Company and Elk Creek, L.P. Neither Armstrong Land Company, LLC (“Armstrong Land”) nor Elk Creek, L.P. has any business operations or material properties other than (i) its equity interests in certain Guarantors, and (ii) Armstrong Land providing executive management personnel and administrative and professional support for the Loan Parties, and owning office equipment, supplies and materials;.
                    6.1.20 Vendor Liens. No default exists with respect to any of the Vendor Liens.
          6.2 Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrowers may update Schedules 6.1.1, 6.1.2 and 6.1.12 without any Lender approval in connection with any transaction permitted under Sections 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], 8.2.7 [Dispositions of Assets or Subsidiaries] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], or, with respect to any updates to Schedule 6.1.12, whenever such policies are renewed, replaced or otherwise updated.

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
     7.1 First Loans and Letters of Credit.
                    7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
          (i) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrowers delivered to the Administrative Agent;
          (ii) A certificate dated the Closing Date and signed by the Secretary, an Assistant Secretary or other Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business;
          (iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;
          (iv) A written opinion of counsel for the Loan Parties, dated the Closing Date and as to the matters set forth in Schedule 7.1.1;
          (v) Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured, mortgagee and lender loss payee, and evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;
          (vi) A duly completed Compliance Certificate as of the Closing Date, signed by an Authorized Officer of Borrowers and demonstrating for the fiscal period ending November 30, 2010: (1) a trailing twelve month Consolidated EBITDA of the Loan Parties and their Subsidiaries of greater than or equal to $40,000,000 and (2) that the ratio of Consolidated Funded Debt of the Loan Parties and their Subsidiaries to trailing twelve month Consolidated EBITDA of the Loan Parties and their Subsidiaries is less than or equal to 3.25 to 1.00;
          (vii) All material consents required to effectuate the transactions contemplated hereby;
          (viii) Evidence that each existing financing arrangement with any of the Loan Parties as set forth on Schedule 7.1 have been terminated, and all outstanding obligations thereunder have been paid and all Liens securing such obligations have been released or have been agreed to be promptly released.
          (ix) A review of the amount and nature of all tax, employee retirement benefit, labor contracts and relations, environmental and all other contingent liabilities (including any litigation) to which the Loan Parties may be subject;
          (x) Evidence that the Borrowers have sufficient mine bonding capacity to conduct their operations as projected in accordance with the financial projections of the Borrowers and their Subsidiaries provided to the Administrative Agent;
          (xi) Evidence that all of the Loan Parties’ coal reserves are owned by subsidiaries of Elk Creek, L.P. (known as Western Mineral Development, LLC and Ceralvo Holdings, LLC), Western Diamond LLC, Western Land Company, LLC and Armstrong Coal Company, Inc.;
          (xii) Evidence that a minimum cash equity infusion of $5,000,000 has been made into Elk Creek, L.P. by its partners;
          (xiii) An engineering report certified by an independent engineer acceptable to the Administrative Agent setting forth a review of matters satisfactory to the Administrative Agent, including (i) the coal mines, coal reserves and business operations of the Loan Parties as related to the financial projections of the Borrowers, (ii) the Loan Parties’ coal reserves, and/or (iii) the value of the coal reserves, equipment and infrastructure of the Loan Parties;
          (xiv) The Authorized Officer of each Loan Party, acting in their capacities as such officers, shall have delivered a certificate in form and substance satisfactory to the Administrative Agent as to the solvency of each Loan Party after giving effect to the transactions contemplated hereby;
          (xv) A Lien search in acceptable scope and with acceptable results; and

          (xvi) Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.
                    7.1.2 Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
     7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall then be true and correct, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the applicable Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.
8. COVENANTS
     The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
     8.1 Affirmative Covenants.
                    8.1.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].
                    8.1.2 Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
                    8.1.3 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral. Each Loan Party shall take all actions required under the Flood Laws and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
                    8.1.4 Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.
                    8.1.5 Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.
                    8.1.6 Keeping of Records and Books of Account. The Borrowers shall, and shall cause each their Subsidiaries to, maintain and keep proper books of record and account which enable the Borrowers and their Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
                    8.1.7 Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.

                    8.1.8 Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.
                    8.1.9 Anti-Terrorism Laws. None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.
                    8.1.10 Maintenance of Patents, Trademarks, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and franchises necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.
          8.1.11 Collateral and Additional Collateral (Including As-Extracted Collateral); Execution and Delivery of Additional and Ancillary Security Documents.
          (i) Pursuant to the Loan Documents, the Loan Parties shall grant, or cause to be granted, to the Administrative Agent, for the benefit of the Lenders, a first priority security interest in and lien on, subject only to Permitted Liens (A) all Collateral, including (i) all capital stock and equity interests owned by the Loan Parties (except for the equity interests (1) in Armstrong Resources, LLC, Armstrong Coal Reserves, Inc., Armstrong Mining, Inc., and Ceralvo Resources, LLC; (2) those equity interests owned as of the Closing Date by individuals and comprising less than two percent (2.0%) of the equity interests in Armstrong Resource Holdings, LLC, and Armstrong Energy, Inc. and (3) those equity interests in Armstrong Land Company, LLC. and Elk Creek, L.P.) and (ii) all of the assets of the Loan Parties including all accounts, inventory, as-extracted collateral, fixtures, equipment, investment property, instruments, chattel paper, general intangibles, coal reserves, mineral rights, owned and leased Real Property, leasehold interests, patents and trademarks of each such Loan Parties and (B) all other assets of the Loan Parties, whether owned on the Closing Date or subsequently acquired;
          (ii) Without limiting the generality of the foregoing, each applicable Loan Party which owns or leases any real property shall promptly execute and deliver any and all Mortgages substantially in the form of Exhibit 1.1(M) hereof, other Mortgages, deeds of trust, assignments, pledges, security interests, financing statements and additional documents and agreements relating thereto and Ancillary Security Documents reasonably requested by the

Agent to grant a first priority Lien (subject only to Permitted Liens), and with respect to any leased Real Property, any lessor consents that the Administrative Agent reasonably requests, in such Loan Party’s interest in such real property in favor of the Administrative Agent, for the ratable benefit of the Lenders, as security for the Obligations. In furtherance of the foregoing, the Loan Parties shall diligently cooperate with and assist, at their own expense, the Administrative Agent in procuring any and all Mortgages, deeds of trust, assignments, pledges, security interests, financing statements, lessor consents and additional documents and agreements relating thereto. Upon the occurrence of an Event of Default that has not been waived, each Loan Party hereby appoints any officer or agent of the Administrative Agent as its true and lawful attorney, for it and in its name, place and stead, to make, execute, deliver, and cause to be recorded or filed any or all such Mortgages, deeds of trust, assignments, pledges, security interests, financing statements and additional documents and agreements relating thereto, granting unto said attorney full power to do any and all things said attorney may consider reasonably necessary or appropriate to be done with respect to the Mortgages as fully and effectively as such Loan Party might or could do, and hereby ratifying and confirming all its said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable for the terms of this Agreement and all transactions hereunder. All reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the exercise of the rights under this Section shall be paid by the Loan Parties on demand of the Administrative Agent. The Loan Parties, the Lenders and the Administrative Agent agree that without any further action on the part of any of them, upon execution and/or delivery, the Mortgages, and other deeds of trust, assignments, pledges, security interests, financing statements and additional documents and agreements relating thereto, the Ancillary Security Documents and lessor consents shall become Loan Documents and the assets that are subject to the Mortgages and the other Loan Documents shall become collateral for the Obligations.
                                   8.1.12 Maintenance of Material Contracts. The Borrowers and their Subsidiaries shall maintain and comply with the terms and conditions of all material contracts, except where the failure to do so, either individually or in the aggregate, would not result in a Material Adverse Change.
                                   8.1.13 Maintenance of Licenses, Etc. The Loan Parties shall maintain in full force and effect all licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business except where the failure to do so, either individually or in the aggregate, would not result in a Material Adverse Change.
                                   8.1.14 Maintenance of Permits. The Loan Parties shall maintain all Required Mining Permits in full force and effect in accordance with their terms except where the failure to do so, either individually or in the aggregate, would not result in a Material Adverse Change.
               8.2 Negative Covenants.
                                   8.2.1 Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

          (i) Indebtedness under the Loan Documents;
          (ii) Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1;
          (iii) Indebtedness incurred with respect to Purchase Money Security Interests as and to the extent permitted under the definition on “Permitted Lien” and capitalized leases as and to the extent permitted under Section 8.2.17 [Capital Expenditures and Leases];
          (iv) Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;
          (v) Any (i) Lender Provided Interest Rate Hedge, (ii) other Interest Rate Hedge approved by the Administrative Agent, (iii) Commodity Hedge or (iii) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge, another Interest Rate Hedge or Commodity Hedge only for hedging (rather than speculative) purposes, and
          (vi) Unsecured Indebtedness other than that described in (i) through (v) above, in an amount not to exceed $10,000,000 in the aggregate at any one time.
                    8.2.2 Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
                    8.2.3 Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder and endorsements of checks, notes or other instruments in the ordinary course of business.
                    8.2.4 Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
          (i) trade credit extended on usual and customary terms in the ordinary course of business;
          (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

          (iii) Lender Provided Interest Rate Hedges, Interest Rate Hedges and Commodity Hedges permitted pursuant to Section 8.2.1(v) of this Agreement;
          (iv) loans to officers, shareholders and Affiliates in the amounts set forth on Schedule 8.2.4 hereof;
          (v) Permitted Investments;
          (vi) loans, advances and investments in other Loan Parties; and
          (vii) loans, investments, advances and contributions of assets to Survant Joint Venture (A) as set forth on Schedule 8.2.4 hereof and (B) in addition to those set forth in clause (A) hereto in an amount not to exceed $35,000,000 in the aggregate so long as the Revolver Borrowers shall have the ability to borrow additional Revolving Credit Loans of not less than $15,000,000.
          (viii) each of the following so long as the aggregate amount of loans, advances and/or investments does not exceed $10,000,000 at any one time: (a) purchases of Permitted Joint Ventures (other than the Survant Joint Venture), assets or ownership interests not prohibited by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions, (b) investment in connection with a Permitted Acquisition (other than the Survant Joint Venture), and (c) loans, advances and investments not otherwise permitted in (i) through (vi) above.
                    8.2.5 Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except (i) dividends or other distributions payable to another Loan Party, (ii) Permitted Tax Distributions; provided that the Loan Parties provide the Administrative Agent with reasonable information setting forth the amount of each such Permitted Tax Distribution, (iii) dividends and distributions payable pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Loan Parties, or (iv) other dividends and distributions in an amount not to exceed $5,000,000 per fiscal year and $10,000,000 in the aggregate and payable by the Loan Parties to their shareholders and members in excess of the Permitted Tax Distributions; provided, however, that: (a) any such dividend or distribution cannot be made prior to the Permitted Tax Distributions, (b) the Borrowers shall deliver to the Administrative Agent at least five (5) Business Days before such proposed dividend or distribution a certificate of the Borrowers evidencing (x) pro forma compliance with the Leverage Ratio set forth in Section 8.2.15 (measured as of the date of the dividend or distribution immediately after giving effect to such dividend or distribution and based upon Consolidated EBITDA for the four (4) fiscal quarters then ended) of less than 2.00 to 1.0, and (y) after giving pro forma effect to any Loans made or Letters of Credit issued in connection with such dividend, the Revolver Borrowers shall have the ability to borrow additional Revolving Credit Loans of not less than $15,000,000, and (c) at the time of any such dividend or distribution, no Event of Default or Potential Default shall exist or shall result after giving effect thereto.
                    8.2.6 Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person; except
          (i) transactions permitted under Section 8.2.7 [Disposition of Assets];
          (ii) that a Loan Party (other than the Borrowers) may merge or consolidate with or into another Loan Party;
          (iii) any Excluded Subsidiary may be liquidated, wound-up, dissolved or merged with and into another Loan Party or Excluded Subsidiary;
          (iv) any Loan Party may acquire, whether by purchase or by merger, (1) all of the ownership interests of another Person or (2) substantially all of the assets of another Person or of a business or division of another Person (each an “Permitted Acquisition”), provided that each of the following requirements is met:
               (A) Such acquisition shall occur after September 30, 2011;
               (B) if the Loan Parties are acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor on or before the date of such Permitted Acquisition;
               (C) the Loan Parties, such Person and its owners, as applicable, shall grant Liens on or before the date of such Permitted Acquisition in the assets of such Person that will constitute Collateral;
               (D) the board of directors or other equivalent governing body of (1) the Loan Parties and (2) the owner of the assets being acquired pursuant to such Permitted Acquisition shall have approved such Permitted Acquisition and shall have delivered to the Administrative Agent written evidence of the approval of such board of directors (or equivalent body);
               (E) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;
               (F) if the Loan Parties are acquiring all or substantially all of the assets of another Person or of a business or division of another Person or are acquiring all or substantially all of the ownership interests of another Person, then the assets of such Person or the assets of such division shall be substantially the same as, or shall support or be complementary to, the lines of business conducted by the Loan Parties and shall comply with Section 8.2.10 [Continuation of or Change in Business];

               (G) the Borrowers shall demonstrate the Loan Parties shall have, after giving effect to such Permitted Acquisition and any Loan associated therewith, (1) the ability to borrow additional Revolving Credit Loans of not less than $15,000,000 and (2) a pro forma Leverage Ratio that is 0.50 less than the applicable Leverage Ratio required for such fiscal period pursuant to Section 8.2.15 [Maximum Leverage Ratio], after giving effect to such Permitted Acquisition (including in such computation the Consolidated EBITDA of such Person and the Consolidated Funded Debt or other liabilities assumed or incurred in connection with such Permitted Acquisition), calculated on the financial statements most recently delivered to the Administrative Agent and as though such acquisition had occurred at the beginning of the four quarter period covered thereby, as evidenced by a certificate of an Authorized Officer of the Loan Parties delivered to the Administrative Agent demonstrating such compliance; and
               (H) the Loan Parties shall deliver to the Administrative Agent at least five (5) Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition and shall deliver to the Administrative Agent such other information about such Person or its assets as any Lender may reasonably require, including, but not limited to the financial statements of such Person and the projected pro-forma financial projections calculated after giving effect to such Permitted Acquisition.
                    8.2.7 Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:
          (i) transactions involving the sale of inventory in the ordinary course of business;
          (ii) any sale, transfer, disposal, abandonment or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;
          (iii) any sale, transfer or lease of assets by any Loan Party or wholly owned Subsidiary of such Loan Party to another Loan Party;
          (iv) any sale, transfer disposal, abandonment or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 8.2.17 [Capital Expenditures and Leases]; provided such substitute assets are obtained within 180 days and are subject to the Lenders’ Prior Security Interest; or
          (v) any sale, transfer or lease of assets in connection with a Permitted Joint Venture to the extent permitted pursuant to Section 8.2.4 (vii), 8.2.4 (viii) and/or 8.2.8 [Affiliate Transactions] of this Agreement;

          (vi) any sale, transfer, disposal, abandonment or lease of assets, other than those specifically excepted pursuant to clauses (i) through (v) above, up to an amount of $500,000 per fiscal year; or
          (vii) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (vi) above, which is approved by the Required Lenders so long as the after-tax proceeds (as reasonably estimated by the Borrowers) are applied as a mandatory prepayment of the Term Loans in accordance with the provisions of Section 5.7.1 [Sale of Assets] above.
                    8.2.8 Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law. The foregoing shall not prohibit management, consulting and similar fees entered into upon fair and reasonable arm’s-length terms and conditions in the ordinary course of business; employment agreements and other incentive compensation with full-time employees of Loan Parties in the ordinary course of business; or loans between Loan Parties in the ordinary course of business and as otherwise permitted under this Agreement.
                    8.2.9 Subsidiaries, Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) any Excluded Subsidiary, and (iii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Administrative Agent (A) a signed Guarantor Joinder; (B) documents in the forms described in Section 7.1 [First Loans] modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in the equity interests of, and Collateral held by, such Subsidiary. Each of the Loan Parties shall not become or agree to become a party to a Joint Venture other than a Permitted Joint Venture.
                    8.2.10 Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than its current business, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year, and such Loan Party or Subsidiary shall not permit any material change in such business.
                    8.2.11 Fiscal Year. The Borrowers shall not, and shall not permit any Subsidiary of the Borrowers to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
                    8.2.12 Issuance of Stock. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock, membership interests, partnership interests or any options, warrants or other rights in respect thereof, except (a) in connection with compensation or benefit plans for employees or officers, (b) issuances of stock or interests in Loan Parties to other Loan Parties; or (c) in connection with: (i) the exchange of equity interests in Armstrong Land Company, LLC or Elk Creek, L.P. for the minority equity interests held as of the Closing Date in Armstrong Resources Holdings, LLC, Armstrong Land Company, LLC and Armstrong Energy, Inc; or (ii) the purchase of additional equity by the Yorktown Parties or other existing owners of Armstrong Land Company, LLC or Elk Creek L.P.
     8.2.13 Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Administrative Agent and, in the event such change would be material and adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.
     8.2.14 Minimum Fixed Charge Coverage Ratio. Commencing as of the fiscal quarter ending March 31, 2012 and each fiscal quarter thereafter the Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 1.25 to 1.0.
     8.2.15 Maximum Leverage Ratio. The Loan Parties shall not at any time permit the Leverage Ratio to exceed the ratio set forth below for the periods specified below:

Fiscal Quarter Ending	Maximum Ratio
March 31, 2011	3.75 to 1.00

June 30, 2011	3.50 to 1.00

September 30, 2011	3.25 to 1.00

December 31, 2011	3.00 to 1.00

March 31, 2012	3.00 to 1.00

June 30, 2012	2.75 to 1.00

September 30, 2012	2.75 to 1.00

December 31, 2012 and each fiscal quarter thereafter	2.50 to 1.00

                    8.2.16 Minimum Consolidated EBITDA. The Loan Parties shall not at any time permit Consolidated EBITDA to be less than the following amounts during the following periods:

Period	Minimum Amount
March 31, 2011 for the fiscal quarter then ending	$10,000,000
June 30, 2011 for the two fiscal quarters then ending	$25,000,000
September 30, 2011 for the three fiscal quarters then ending	$40,000,000
December 31, 2011 for the four fiscal quarters then ending	$55,000,000
                    8.2.17 Capital Expenditures and Leases. During each fiscal year, the Loan Parties and their Subsidiaries shall not, and shall not permit any of its Subsidiaries (other than Permitted Joint Ventures), to (a) contract for, purchase or make any expenditure for capital expenditures, which if purchased would constitute fixed assets, and (b) incur Indebtedness for capital leases in an aggregate amount for all Loan Parties and their Subsidiaries in excess of: (i) $80,000,000 for the fiscal year ending December 31, 2011 and (ii) $50,000,000 for each fiscal year thereafter
     8.3 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
                    8.3.1 Monthly Financial Statements. As soon as available and in any event within thirty (30) calendar days after the end of each of each calendar month, financial statements of the Loan Parties, consisting of a consolidated balance sheet as of the end of such month and related consolidated statements of income, stockholders’ equity and cash flows for the month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Borrowers as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
                    8.3.2 Annual Financial Statements. As soon as available and in any event within 135 days of the end of the 2010 fiscal year and 120 days after the end of each fiscal year thereafter of the Loan Parties, financial statements of each Loan Party consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and, with respect to the consolidated financial statements, certified by Ernst & Young or another independent certified public accountants reasonably satisfactory to the Administrative Agent and delivered together with any management letters of such accountants addressed to any Borrower. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.
                    8.3.3 Certificate of the Borrower. Concurrently with the financial statements of the Borrowers furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Monthly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrowers signed by an Authorized Officer of the Borrowers, in the form of Exhibit 8.3.3; provided, however, that with respect to any certificates provided under this Section with the financial statements provided pursuant to Sections 8.3.1 [Monthly Financial Statements], the Borrowers shall only be required to deliver such certificates on a quarterly basis for each fiscal quarter within forty-five (45) days after the end of such fiscal quarter.
                    8.3.4 Notices.
               8.3.4.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
               8.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $5,000,000 or which if adversely determined would constitute a Material Adverse Change.
               8.3.4.3 Organizational Documents. Within the time limits set forth in Section 8.2.13 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.
               8.3.4.4 Erroneous Financial Information. Immediately in the event that any Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.
               8.3.4.5 ERISA Event. Immediately upon the occurrence of any ERISA Event.
               8.3.4.6 Other Reports. Promptly upon their becoming available to the Borrower:

          (i) Annual Budget. The annual budget and any forecasts or projections of the Borrower, to be supplied not later than fifteen (15) days prior to commencement of the fiscal year to which any of the foregoing may be applicable,
          (ii) Management Letters. Any reports including management letters submitted to any Borrower by independent accountants in connection with any annual, interim or special audit,
          (iii) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
9. DEFAULT
     9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
                    9.1.1 Payments Under Loan Documents. Any Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;
                    9.1.2 Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
                    9.1.3 Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights] or Section 8.2 [Negative Covenants];
                    9.1.4 Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after the earlier of the date on which (i) an Authorized Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by the Administrative Agent;
                    9.1.5 Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived);
                    9.1.6 Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $5,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
                    9.1.7 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
                    9.1.8 Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $5,000,000 or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
                    9.1.9 Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000;
                    9.1.10 Change of Control. (i) The Yorktown Parties shall fail to own, directly or indirectly, at least 51% of the voting capital stock, partnership interests and/or member interests in each of the Borrowers; or (ii) to the extent managed by a board of directors or managers, within a period of twelve (12) consecutive calendar months, individuals who were directors or managers of any Borrower on the first day of such period shall cease to constitute a majority of the board of directors or board of managers of such Borrowers.
                    9.1.11 Cross Default. For the avoidance of doubt, any Event of Default under this Agreement or any other Loan Document by any Revolver Borrower shall result in an Event of Default with respect to the Term Borrowers and any Event of Default under this Agreement or any other Loan Document by any Term Borrower shall result in an Event of Default with respect to the Revolver Borrowers.

                    9.1.12 Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature.
     9.2 Consequences of Event of Default.
                    9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.10 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
                    9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
                    9.2.3 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
                    9.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:
                    (i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;
                    (ii) second, to the repayment of all Obligations of fees and expenses associated with the Loans then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Services Obligations, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion;
                    (iii) third,
                         (a) with respect to any proceeds received from, and Collateral of, any Revolver Borrower (including, but not limited to Armstrong Coal Company, Inc.), Armstrong Resources Holdings, LLC, Armstrong Energy, Inc., and their Subsidiaries (other than Excluded Subsidiaries or any Term Borrowers or such Term Borrower’s Subsidiaries) to the repayment of all Obligations associated with the Revolving Credit Loans then due and unpaid, first to the Revolver Lenders and their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Interest Rate Hedge or Other Lender

Provided Financial Services Obligations, whether of principal, interest or otherwise and the balance, if any, to the Term Lenders and their Affiliates for the repayment of all Obligations associated with the Term Loans then due and unpaid, in such manner as the Administrative Agent may determine in its discretion,
                         (b) with respect to any proceeds received from, and Collateral of, any Term Borrower (other than Armstrong Coal Company, Inc.), Elk Creek GP, LLC, Western Diamond LLC, Western Land Company, LLC and their Subsidiaries (other than Excluded Subsidiaries, any Revolver Borrowers, Armstrong Resources Holdings, LLC, Armstrong Energy, Inc., Armstrong Coal Company, Inc. and their Subsidiaries) to the repayment of all Obligations associated with the Term Loans then due and unpaid, first to the Term Lenders and their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Services Obligations, whether of principal, interest or otherwise and the balance, if any, to the Revolver Lenders and their Affiliates for the repayment of all Obligations associated with the Revolving Credit Loans then due and unpaid, in such manner as the Administrative Agent may determine in its discretion; and
                    (iv) the balance, if any, as required by Law.
10. THE ADMINISTRATIVE AGENT
     10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) in good faith believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and in good faith believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
     10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     10.9 Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) among the Borrowers and Administrative Agent, as amended from time to time.
     10.10 Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

     10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11. MISCELLANEOUS
     11.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
                    11.1.1 Increase of Commitment. Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder without the consent of such Lender;
                    11.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
                    11.1.3 Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or
                    11.1.4 Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions, Etc.] or 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].
     11.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
     11.3 Expenses; Indemnity; Damage Waiver.
                    11.3.1 Costs and Expenses. The Borrowers shall jointly and severally pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties. Notwithstanding anything to the contrary in the foregoing, the Borrowers will not be obligated to pay any allocated costs of in-house counsel of the Administrative Agent, the Lenders or their Affiliates.
                    11.3.2 Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of any Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
                    11.3.3 Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
                    11.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
                    11.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
     11.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that and/or Maturity Dates the Loans shall be due on the Business Day preceding the Expiration Date and/or Maturity Dates if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
     11.5 Notices; Effectiveness; Electronic Communication.
                    11.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.
                    11.5.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowing Agent may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient

(such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
                    11.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     11.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     11.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
     11.8 Successors and Assigns.
                    11.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    11.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
               (B) in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $2,500,000, in the aggregate of all such Lender’s Commitments and such Commitments shall be assigned pro-rata in accordance with subsection (ii) below, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowing Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned and such Lender’s proportionate amount of Term Loan Commitments and Revolving Credit Commitments shall at all times be equal.
          (iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
               (A) the consent of the Borrowing Agent, as applicable (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
               (B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption

Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
          (v) No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].
                    11.8.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
                    11.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment, Etc.], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]). Subject to Section 11.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 5.8 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.
                    11.8.5 Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 11.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.5 [Status of Lenders] as though it were a Lender.
                    11.8.6 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     11.9 Obligations Absolute. The obligations of the Borrowers hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Administrative Agent, or any Borrower or any other obligor on any of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Borrower or would otherwise operate as a discharge of any Borrower as a matter of law or equity. Each of the Borrowers agrees that the Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, each Borrower hereby consents to, at any time and from time to time, and the joint and several obligations of each Borrower hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:
          (i) Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or the Lenders or any other Person with respect thereto;
          (ii) Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Obligations;
          (iii) Any failure to assert any breach of or default under any Loan Document or any of the Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Borrower or any other Person under or in connection with any Loan Document or any of the Obligations; any refusal of payment or performance of any of the Obligations, whether or not with any reservation of rights against any Borrower; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Obligations entitled to the benefits of this Agreement, or if any collections are applied to Obligations, any application to particular Obligations;
          (iv) Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent or the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Obligations. As used in this Agreement, “direct or indirect security” for the Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Obligations, made by or on behalf of any Person;
          (v) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to such Borrower or any other Person; or any action taken or election made by the Administrative Agent or the Lenders, or any of them

(including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), any Borrower, or any other Person in connection with any such proceeding;
          (vi) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower or any other person with respect to any Loan Document or any of the Obligations; or any discharge by operation of law or release of any Borrower or any other Person from the performance or observance of any Loan Document or any of the Obligations; or
          (vii) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Borrower, a guarantor or a surety, excepting only full, strict, and indefeasible payment and performance of the Obligations.
     11.10 Joinder. Each Borrower acknowledges, consents, and agrees that new Borrowers or Guarantors may join in this Agreement pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] or in connection with a Permitted Acquisition and each Borrower affirms that its obligations shall continue hereunder undiminished.
     11.11 Waivers, etc. Each of the Borrowers hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in Section 11.9 [Obligations Absolute] hereof. Without limitation and to the fullest extent permitted by applicable law, each Borrower waives each of the following:
          (i) Except as otherwise required under this Agreement, all notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Borrower, including the following: any notice of any event or circumstance described in Section 11.9 [Obligations Absolute] hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Obligations; any notice of the incurrence of any Obligation; any notice of any default or any failure on the part of any Borrower or any other Person to comply with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of any Borrower or any other Person;
          (ii) Any right to any marshalling of assets, to the filing of any claim against any Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against any Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or the Lenders, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Obligations or any direct or indirect security for any of the Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Borrower receive notice of any such acceptance;

          (iii) Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Obligations), which results in denial or impairment of the right of the Administrative Agent or the Lenders, or any of them, to seek a deficiency against any Borrower or any other Person or which otherwise discharges or impairs any of the Obligations; and
          (iv) Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of Collateral or the like.
     11.12 Joint and Several Liability; Guaranty and Surety Matters. Each of the Borrowers shall be jointly and severally liable with respect to the Loans, Obligations and all other Indebtedness of Borrowers (or any one or more of them) to the Lenders arising out of the Loan Documents. Each Borrower guarantees and becomes surety for the full and timely payment, whether by declaration, acceleration or otherwise, by the other Borrower of each and every obligation and liability (both those now in existence and those that shall hereafter arise, including without limitation all costs and expenses of enforcement and collection including reasonable attorneys’ fees) of such other Borrower to Lenders. Further each Borrower agrees that the Administrative Agent may from time to time or as many times as the Administrative Agent, in its sole discretion, deems appropriate, do any of the following without adversely affecting the validity or enforceability of this Agreement or any of the Loan Documents (i) release, surrender, exchange, compromise or settle Indebtedness of any of the Borrowers to the Lenders; (ii) change, renew or waive the terms of any note, instrument or agreement relating to Indebtedness of any of the Borrowers or Lenders, such rights to include the right to change the rate of interest charged to such Borrower; (iii) enter into any agreement of forbearance with respect to Indebtedness of any of the Borrowers to Lenders; (iv) release, surrender, exchange or compromise any security hold by Administrative Agent for Indebtedness of any of the Borrowers or Lenders; (v) release any person who is a guarantor or surety or has agreed to purchase Indebtedness of any of the Borrowers to Lenders; and (vi) release, surrender, exchange or compromise any security or lien held by the Administrative Agent for the liabilities of any person who is a guarantor or surety for the Indebtedness of any of the Borrowers to Lenders. Each of the Borrowers agree that the Administrative Agent may do any of the above as the Administrative Agent deems necessary or advisable, at the Administrative Agent’s sole discretion, and that each of the Borrowers agree to make full payment immediately when due to be paid to the Lenders, irrespective of whether any one or more of the following events have occurred: (i) Administrative Agent has made any demand on the other Borrower; (ii) Administrative Agent has taken any action of any nature against any other Borrower; (iii) Administrative Agent has pursued any rights which Administrative Agent has against nay other person who may be liable for Indebtedness of such Borrower to Lenders; (iv) Administrative Agent holds or has resorted to any security for Indebtedness of such Borrower to Lenders; or (v) Administrative Agent has invoked any other remedies or rights Administrative Agent has available with respect to Indebtedness of such Borrower to Lenders. Each of the Lenders and the Administrative Agent hereby reserve all rights against each Borrower.

     11.13 Confidentiality.
                    11.13.1 General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
                    11.13.2 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.13.1 [General].
     11.14 Counterparts; Integration; Effectiveness.
                    11.14.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.15 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
                    11.15.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles.
                    11.15.2 SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
                    11.15.3 WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
                    11.15.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
                    11.15.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 Borrowing Agent. Each Loan Party hereby appoints the Borrowing Agent as its agent to act as specified herein and authorizes the Borrowing Agent to take such action and perform such duties on such Loan Parties’ behalf as are specified in this Agreement and the other Loan Documents to be taken or performed by the Borrowing Agent, and to exercise such powers, take such actions and perform such duties as are reasonably incidental thereto.
     11.17 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 10 TO CREDIT AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

REVOLVER AND TERM BORROWER: ARMSTRONG COAL COMPANY, INC.
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President

REVOLVER BORROWER AND TERM GUARANTOR: ARMSTRONG LAND COMPANY, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President and Chief Financial Officer

TERM BORROWERS AND REVOLVER GUARANTORS WESTERN MINERAL DEVELOPMENT, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	Manager

[SIGNATURE PAGE 2 OF 10 TO CREDIT AGREEMENT]

WESTERN DIAMOND LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	Manager

WESTERN LAND COMPANY, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	Manager

ELK CREEK L.P.

By:	ELK CREEK GP, LLC, as General Partner

By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President and Chief Financial Officer

REVOLVER AND TERM GUARANTORS: ARMSTRONG ENERGY, INC.
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President

[SIGNATURE PAGE 3 OF 10 TO CREDIT AGREEMENT]

ARMSTRONG RESOURCES HOLDINGS, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President and Chief Financial Officer

ELK CREEK GP, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President and Chief Financial Officer

ELK CREEK OPERATING GP, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President and Chief Financial Officer

ELK CREEK OPERATING, L.P.

By:	Elk Creek Operating GP, LLC, as General Partner

By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President and Chief Financial Officer

CERALVO HOLDINGS, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	Manager

[SIGNATURE PAGE 4 OF 10 TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent
By:	/s/ Richard C. Munsick
	Name:	Richard C. Munsick
	Title:	Senior Vice President

[SIGNATURE PAGE 5 OF 10 TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Ronald M. Calhoun
	Name:	Ronald M. Calhoun
	Title:	Vice President

[SIGNATURE PAGE 6 OF 10 TO CREDIT AGREEMENT]

UNION BANK, N.A.
By:	/s/ Richard Reeves
	Name:	Richard Reeves
	Title:	Vice President

[SIGNATURE PAGE 7 OF 10 TO CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK
By:	/s/ Stephen J. Orban
	Name:	Stephen J. Orban
	Title:	Senior Vice President

[SIGNATURE PAGE 8 OF 10 TO CREDIT AGREEMENT]

REGIONS BANK
By:	/s/ Steven A. Linton
	Name:	Steven A. Linton
	Title:	Senior Vice President

[SIGNATURE PAGE 9 OF 10 TO CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK
By:	/s/ W. Christopher Kohler
	Name:	W. Christopher Kohler
	Title:	Senior Vice President

[SIGNATURE PAGE 10 OF 10 TO CREDIT AGREEMENT]

RAYMOND JAMES BANK, FSB
By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

SCHEDULE 1.1(A)
PRICING GRID—
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

		Letter of Credit	Base Rate	LIBOR Rate
Level	Leverage Ratio	Fee	Spread	Spread
I	Greater than or equal to 2.5 to 1.0	3.75%	2.75%	3.75%
II	Greater than or equal to 2.0 to 1.0 but less than 2.5 to 1.0	3.50%	2.50%	3.50%
III	Greater than or equal to 1.5 to 1.0 but less than 2.0 to 1.0	3.25%	2.25%	3.25%
IV	Less than 1.5 to 1.0	3.00%	2.00%	3.00%
     For purposes of determining the Applicable Margin and the Applicable Letter of Credit Fee Rate:
     (a) The Applicable Margin and the Applicable Letter of Credit Fee Rate shall be set on the Closing Date to the fees and spreads associated with “Level I” pricing and shall remain at such level until the delivery of the Compliance Certificate for the fiscal quarter ending June 30, 2011.
     (b) The Applicable Margin and the Applicable Letter of Credit Fee Rate shall be recomputed for the fiscal quarter ending June 30, 2011, and for each fiscal quarter thereafter based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrowers]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 , then the rates in Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
     (c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative
SCHEDULE 1.1(A) — 1

Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
SCHEDULE 1.1(A) — 2

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 — Commitments of Lenders and Addresses for Notices to Lenders

	Amount of	Amount of
	Commitment for	Commitment
	Revolving Credit	for Term
Lender	Loans	Loans	Commitment	Ratable Share
Name: PNC Bank, National Association Address: 249 Fifth Avenue, 3rd Floor Pittsburgh, PA 15222-2707 Attention: Richard C. Munsick Telephone: (412) 762-4299 Telecopy: (412) 762-2571	$13,333,333.34	$26,666,666.66	$40,000,000	26.666666667%

Name: U.S. Bank National Association Address: 721 Locust Street St. Louis, MO 63103 Attention: Jennifer Hackman Telephone: (314) 418-2264 Telecopy: (314) 418-8090	$5,000,000	$10,000,000	$15,000,000	10.000000000%

Name: Union Bank, N.A. Address: 601 Potrero Grande Dr. Monterey Park, CA 91754 Attention: Alberta Rosby Telephone: (323) 720-2622 Telecopy: (323) 278-6173	$8,333,333.33	$16,666,666.67	$25,000,000	16.666666667%

Name: First Commonwealth Bank Address: 437 Grant Street Frick Building, Suite 1600 Pittsburgh, PA 15219 Attention: Stephen J. Orban Telephone: (412) 690-2212 Telecopy: (412) 690-2206	$5,000,000	$10,000,000	$15,000,000	10.000000000%
SCHEDULE 1.1(B) — 1

	Amount of	Amount of
	Commitment for	Commitment
	Revolving Credit	for Term
Lender	Loans	Loans	Commitment	Ratable Share
Name: Regions Bank Address: 8182 Maryland Avenue St. Louis, MO 63105 Attention: John Holland Telephone: (314) 615-2379 Telecopy: (314) 615-2355	$5,000,000	$10,000,000	$15,000,000	10.000000000%

Name: The Huntington National Bank Address: 41 South High Street (HC 0845) Columbus, OH 43215 Attention: Chad Lowe Telephone: (614) 480-5810 Telecopy: (877) 274-8593	$8,333,333.33	$16,666,666.67	$25,000,000	16.666666667%

Name: Raymond James Bank, FSB Address: 710 Carillon Parkway St. Petersburg, FL 33716 Attention: Garrett T. McKinnon Telephone: (727) 567-4324 Telecopy: (727) 567-1815	$5,000,000	$10,000,000	$15,000,000	10.000000000%

Total	$50,000,000	$100,000,000	$150,000,000	100%

SCHEDULE 1.1(B) — 2

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 — Addresses for Notices to Borrowers and Guarantors:

ADMINISTRATIVE AGENT

Name:	PNC Bank, National Association
Address:	One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707
Attention:	Richard C. Munsick
Telephone:	(412) 762-4299
Telecopy:	(412) 762-2571

With a Copy To:

Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address:	500 First Avenue
Pittsburgh, PA 15219
Attention:	Agency Services
Telephone:	412 762 6442
Telecopy:	412 762 8672

BORROWERS:

Name:	c/o Armstrong Coal Company, Inc.
Address:	7733 Forsyth Boulevard, Suite 1625 St. Louis, Missouri 63105
Attention:	Martin D. Wilson, President and Chief Financial Officer
Telephone:	(314) 721-8202
Telecopy:	(314) 721-8211

GUARANTORS:
Name:	c/o Armstrong Coal Company, Inc.
Address:	7733 Forsyth Boulevard, Suite 1625 St. Louis, Missouri 63105
Attention:	Martin D. Wilson, President and Chief Financial Officer
Telephone:	(314) 721-8202
Telecopy:	(314) 721-8211
SCHEDULE 1.1(B) — 3

SCHEDULE 8.1.3
INSURANCE REQUIREMENTS RELATING TO THE COLLATERAL
COVENANTS:
At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions set forth below or are otherwise in form acceptable to the Administrative Agent in its discretion. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, (i) in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement, (ii) for losses of less than $500,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (iii) for losses equal to or greater than $500,000 received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received.
ENDORSEMENT:
(i) specify the Administrative Agent as an additional insured, mortgagee and lender loss payee as its interests may appear,
(ii) with respect to all property insurance policies, provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, except that the insurer shall not be obligated to maintain the insurance if the breach consists of non-payment of premiums which continues for 30 days after written notice to Administrative Agent,
(iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise,
(iv) provide that any and all rights of subrogation which the insurers may have or acquire against the Loan Parties shall be, at all times and in all respects, junior and subordinate to the prior Payment In Full of the Indebtedness hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been paid in full and the Commitments have terminated,
SCHEDULE 8.1.3

(v) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice of such cancellation or change,
(vi) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and
(vii) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured.
SCHEDULE 8.1.3